ARTICLES OF AMENDMENT TO
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF NELNET, INC.

Pursuant to the provisions of the Nebraska Model Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation, as amended:

1. The name of the corporation is Nelnet, Inc.

2. The following amendment to the Second Amended and Restated Articles of Incorporation, as amended, was adopted by the shareholders of the corporation in the manner prescribed by the Nebraska Model Business Corporation Act:

The text of the amendment to the corporation's Second Amended and Restated Articles of Incorporation, as amended, is to amend Sections 5.3 and 5.4 of Article V thereof to read as follows, and to insert the following new Section 5.5 under Article V thereof:

5.3. Vacancies. Subject to the rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Article IV hereof, any vacancies on the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen pursuant to the provisions of Section 5.5 below, subject to the election and qualification of a successor and to such director's earlier death, resignation, or removal.

5.4. Removal of Directors. Except for such additional directors, if any, as elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors or class of directors, voting together as a single class.

5.5. Classification and Terms of Directors. Other than those directors, if any, elected by the holders of any series of Preferred Stock that may be established pursuant to the provisions of Article IV hereof, the Board of Directors shall be divided into three classes, with each class containing one-third of the total number of directors, as near as may be practicable, and with the classes designated Class I, Class II, and Class III. If the number of directors is not evenly divisible by three, the remaining positions shall be allocated first to Class III and then to Class II. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock and as provided for or fixed pursuant to the provisions of Article IV hereof, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation's first annual meeting of shareholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation's second annual meeting of shareholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation's third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director's earlier death, resignation, or removal. The directors in office immediately prior to the effectiveness of this provision shall assign members of the Board of Directors then in office to such Classes at the time the classification of the Board of Directors becomes effective.

3. The date that the amendment as set forth above was adopted was May 25, 2017.

4. The amendment was duly approved by the shareholders of the corporation in the manner required by the Nebraska Model Business Corporation Act and by the corporation's Second Amended and Restated Articles of Incorporation, as amended.

Dated as of the 25th day of May, 2017.

NELNET, INC.

By: ______________________
Jeffrey R. Noordhoek,
Chief Executive Officer